UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On January 8, 2015, the Company closed on a Securities Purchase Agreement (the “Agreement”) with 18 accredited investors who collectively have subscribed to purchase a total of 200,000 shares of Series A Convertible Preferred Stock from the Company for a total purchase price of $2,000,000. The net proceeds to the Company from the offering will be approximately $2,000,000, which approximately $1,000,000 will be used as working capital and the remaining $1,000,000 for marketing, acquisitions, expansion and to further the operations of the Company.

Each shares of Preferred Stock is initially convertible, at the election of the holder, into 50 shares of the Company’s Common Stock. The foregoing conversion ratio is subject to standard adjustment mechanisms, as set forth in the Certificate of Designation as filed with the Illinois Secretary of State (the “Designation”). The Designation provides the holders of the Preferred Stock with certain other preferences and rights, including, but not limited to:

1. The right to receive cumulative compounding dividends in the amount of 8% of the liquidation value of the Preferred Stock, per annum, payable in cash or additional shares of Preferred Stock, if and when declared by our Board;

2. The right to participate, on an as converted basis, in any distributions or dividends the Company declares on its Common Stock;

3. The right to a liquidation preference, over the holders of the Company’s Common Stock, equal to the liquidation value of the Preferred Stock plus all accrued and unpaid dividends thereon, and thereafter to participate, on an as converted basis, with the holders of the Company’s Common Stock in all additional distributions;

4. The right to appoint two directors to the Company’s Board of Directors;

5. The right to vote, as a single class, on an as converted basis, with the holders of the Company’s Common Stock on all matters submitted to a vote of the holders of the Company’s Common Stock; and

6. The Company may not take several actions, as set forth in Section 6.3 of the Designation, without the prior approval of the holders of a majority of the outstanding shares of Preferred Stock.

Further, the Agreement provides the holders of the Preferred Stock with certain additional rights, including, but not limited to:

A. Demand and piggy back registration rights;

B. The right to certain monthly and quarterly financial and business information regarding the Company;

C. A pro rata under-subscription right, based on their percentage of fully diluted equity interest in the Company, to participate in subsequent underwritten public offerings of the Company up to the total number of shares being offered;

D. In the event that any of members of the Company’s board of directors and existing executive management team propose to sell their stock to third parties, the Company shall have the first right to purchase the securities on substantially the same terms as the proposed sale; and the holders of the Preferred Stock shall next have said right, according to their respective percentage ownership of the outstanding shares of Preferred Stock, or to sell a proportionate percentage of their shares of Preferred Stock pursuant to co-sale rights, subject to applicable law.

The parties to the Agreement have provided customary representations and warranties, and the Agreement contains customary conditions to closing.

The Preferred Stock was issued under the exemption from registration provided by Rule 506 of Regulation D, as promulgated under the Securities Act of 1933, as amended.

This summary of the material terms of the Agreement and the Designation are qualified in their entirety by reference to the Agreement and Designation, which are incorporated by reference as set forth below.

Item 7.01	Regulation FD Disclosure

On January 8, 2014, the Company issued a press release announcing the closing of the Preferred Stock offering, a copy of which has been included as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3(i)	Certificate of Designation, incorporated by reference to Exhibit 3.04 of Form 10-K filed on December 22, 2014.

10.1	Form of Securities Purchase Agreement, incorporated by reference to Appendix B to Definitive Information Statement filed on December 12, 2014.

99.1	Press release dated January 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: January 8, 2015	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Executive Officer